UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/25/2010

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensation Arrangements of Certain Officers

On August 25, 2010, the Board of Directors (the "Board") of Dynavax Technologies Corporation ("Dynavax" or the "Company") modified the compensation for J. Tyler Martin, M.D. to reflect Dr. Martin's July 2010 promotion to President of the Company. As a result, Dr. Martin's cash-based compensation was increased to an annual base salary of $375,000 and an annual target incentive of 55% of his base salary, payable if corporate and individual goals are achieved. In addition, the Board granted Dr. Martin an option to purchase 517,244 shares of Dynavax Common Stock at an exercise price of $1.72, which represents the closing stock price on the date of grant. The stock option award will vest in equal annual installments through the fourth anniversary of the date of grant, subject to Dr. Martin's continuous service with the Company through each applicable vesting date.

Management Continuity and Severance Agreements

Also on August 25, 2010, the Board amended the terms of the Management Continuity and Severance Agreements (the "Agreements") for each of Dr. Martin and Dino Dina, M.D., the Company's Chief Executive Officer. The Agreements provide severance payments and benefits to executives upon termination of employment under certain circumstances, including a change of control of the Company. The Board amended the Agreements for each of Drs. Martin and Dina as follows:

Dr. Martin. In the event of an "involuntary" termination without "cause", for "good reason" (as such terms are defined in the Agreements), Dr. Martin will receive (i) a lump-sum cash payment equal to twelve (12) months of his then effective annual base salary, (ii) continuing health care coverage for twelve (12) months upon his election of COBRA continuation coverage, and (iii) an additional twelve (12) months vesting of unvested options to purchase Dynavax Common Stock, with an exercisability period of three (3) months.

In the event of a "change in control" of Dynavax (as such term is defined in the Agreements), Dr. Martin will receive two (2) years additional vesting of unvested options to purchase Dynavax Common Stock. Further, if Dr. Martin's employment is terminated for any reason, including voluntary resignation, within two (2) years of a change in control, he will also receive (i) a lump-sum cash payment equal to eighteen (18) months of his then effective annual base salary, (ii) a lump-sum cash payment equal to his target incentive bonus, (iii) continuing health care coverage for eighteen (18) months upon the his election of COBRA continuation coverage, and (iv) a three-year exercise period of all vested options to purchase Dynavax Common Stock, but not to exceed the expiration date of any option.

Dr. Dina. In the event of an "involuntary" termination of employment without "cause", for "good reason", Dr. Dina will receive (i) a lump-sum cash payment equal to twenty-four (24) months of the his then effective annual base salary, (ii) continuing health care coverage for twenty-four (24) months upon the his election of COBRA continuation coverage, and (iii) vesting of all unvested options to purchase Dynavax Common Stock, with an exercisability period of three (3) years, but not to exceed the expiration date of any option.

In the event of a "change in control" of Dynavax, Dr. Dina will receive vesting of all unvested options to purchase shares of Dynavax Common Stock. Further, if Dr. Dina's employment is terminated for any reason, including voluntary resignation, within two (2) years of a "change in control," he will also receive (i) a lump-sum cash payment equal to twenty-four (24) months of the his then effective annual base salary, (ii) a lump-sum cash payment equal to his target incentive bonus, (iii) continuing health care coverage for twenty-four (24) months upon his election of COBRA continuation coverage, and (iv) a three-year exercise period of all options to purchase Dynavax Common Stock following termination of employment, but not to exceed the expiration date of any option.

Although Drs. Martin and Dina are each in agreement with the material terms set forth above, the summary above is qualified in its entirety by the final Agreements, which will be filed following execution by the respective parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: August 27, 2010	By:	/s/ Michael S. Ostrach
Michael S. Ostrach
Vice President